Exhibit 23.3

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 1997, relating to the combined balance sheets of the Caltex Group of Companies as of December 31, 1996 and 1995 and the related combined statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears on page C-5 of Chevron Corporation's Annual Report on Form 10-K for the year ended December 31, 1996.



/s/ KPMG PEAT MARWICK LLP

KPMG PEAT MARWICK LLP
Dallas, Texas
May 9, 1997




                                      -11-